Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
KEMPER CORPORATION

Kemper Corporation, a Delaware corporation, does hereby certify as follows:

A.
The name of this corporation is Kemper Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 14, 1990, and the name under which it was originally incorporated was Unitrin, Inc.

B.
This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law of the State of Delaware by the Board of Directors of Kemper Corporation.

C.
The text of the Certificate of Incorporation of Kemper Corporation is restated to read as hereinafter set forth in full, and all references hereinafter to “Certificate of Incorporation” shall refer to this Restated Certificate of Incorporation:

ONE:        The name of this corporation is: Kemper Corporation (the “Corporation”).

TWO:        The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. Zip code is 19801.

THREE:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOUR:     A.    This Corporation is authorized to issue two classes of shares of capital stock to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 120,000,000, of which 20,000,000 shares shall be Preferred Stock at the par value of $.10 per share and 100,000,000 shares shall be Common Stock at the par value of $.10 per share. The term “Voting Stock” shall hereinafter refer to all shares of capital stock entitled to vote in elections of Directors.

    B.    The Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby vested with the authority from time to time to establish and designate such series and, within the limitations prescribed by law, to fix and determine the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of any series so established.

    C.    Subject to all of the rights of the Preferred Stock of any series, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of this Corporation legally available for the payment of such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall share ratably in the assets of the Corporation remaining after payment of the preferential amounts required to be paid to holders of Preferred Stock.

FIVE:        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and shareholders:

    A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. At all meetings of the Board, except as otherwise provided by law, this Certificate of Incorporation or the Bylaws of the Corporation, each Director shall have one vote, and all questions, shall be decided by a majority of the Directors present at each such meeting; provided, however, that certain matters, as provided herein below or in the Bylaws or as determined in accordance with a resolution adopted by a majority of the Directors then in office, shall be decided by the “Continuing Directors” or “Continuing Disinterested Directors,” as such terms hereafter may be defined.
    B.    The number of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.
    C.    Subject to the rights of the holders of any class or series of Preferred Stock and to the requirements of law, unless the Board of Directors otherwise determines, newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders and until such Director's successor shall have been duly elected and qualified.
    D.    The Board of Directors may adopt amend or repeal the Bylaws of this Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Directors then in office. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Voting Stock (hereinafter the “Voting Power”), voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
    E.    Election of Directors need not be by written ballot, but shall be either by written ballot or voice vote in accordance with the Bylaws of the Corporation.

SIX:        Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at an annual or special meeting of shareholders of the Corporation and may not be effected by consent in writing of such shareholders. Special meetings of the shareholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then in office. The Chairman of the Board may be removed only by the Board of Directors in accordance with a resolution adopted by a majority of the Directors then in office. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the Voting Power, voting together as a single class, shall be required to alter, amend or repeal this Article SIX.

SEVEN:    A.    The Corporation shall not enter into any Business Combination (as hereinafter defined) unless the requirements of the following Paragraph (1) or the requirements of the following Paragraphs (2) and (3) have been satisfied. However, the Corporation shall not enter into a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, unless the requirements of Paragraph (1) have been satisfied.

(1)    The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

(2)    The Business Combination shall have been approved by the affirmative vote in person or by proxy of the holders of not less than 75% of the Voting Power, voting together as a single class.

(3)    All of the following conditions have been met:
(i)    The consideration to be received by holders of shares of a particular class or series of outstanding capital stock shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class or series of capital stock. If the Interested Shareholder or any of its Affiliates has paid for shares of any class or series of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class or series of capital stock shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the Interested Shareholder.

(ii)    The cash or fair market value of other consideration to be received per share by the holders of each class or series of capital stock of the Corporation in a Business Combination with an Interested Shareholder is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such Interested Shareholder in acquiring any shares of such class or series, respectively, within the twenty-four months preceding the date of consummation of any such Business Combination (appropriately adjusted for any stock split, stock dividend, combination of shares or similar event).

(iii)    After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split, reorganization, recapitalization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock), unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder. No approval by Continuing Directors shall satisfy the requirements of this Subparagraph unless at the time of such approval there are at least three Continuing Directors.

(iv)    After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates (as hereinafter defined) shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's or Affiliate's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(v)    A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(vi)    Such Interested Shareholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section D of this Article SEVEN.

    B.    For the purposes of this Article SEVEN:

1.    “Affiliate” or “Associate”    shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the “Exchange Act”), as in effect on March 31, 1990.

2.    A person shall be a “beneficial owner” of any Voting Stock:

(i)    which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act; or

(ii)    which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of such Voting Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting and with respect to which neither such person nor such Affiliate or Associate is otherwise deemed the beneficial owner; or

(iii)    which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock; provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan or any trustee with respect thereto (nor any affiliate of such trustee) solely by reason of such capacity of such trustee shall be deemed for any purposes hereof beneficially to own any shares of Voting Stock held under any such plan.

3.    Business Combination shall mean any of the transactions referred to in the following Subparagraphs (i) through (v):

(i)    Any merger or consolidation of the Corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereafter defined) or (b) any other person (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate (as hereafter defined) of an Interested Shareholder; or

(ii)    Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereafter defined) of $10,000,000.00 or more; or
(iii)    the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000.00 or more; or

(iv)    the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)    any reclassification of securities (including any reverse stock split or recapitalization of the Corporation) or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary beneficially owned (as hereafter defined) by any Interested Shareholder or any Affiliate of any Interested Shareholder.

4.    “Continuing Director” means (i) any person who is a member of the Corporation's original Board of Directors, (ii) any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

5.    “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

6.    “Interested Shareholder” shall mean any person who or which:

(i)    is the beneficial owner, directly or indirectly, of more than 15 percent of the Voting Power; or

(ii)    is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15 percent or more of the Voting Power; or

(iii)    is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended;

provided, however, that Interested Shareholder shall not mean: (i) the Corporation or any Subsidiary or (ii) any Person whose beneficial ownership or expected beneficial ownership of 15 percent or more of the Voting Power has been disclosed to the Board of Directors of the Corporation prior to February 19, 1990. Furthermore, in no event shall a person who or which is the beneficial owner of less than 15 percent of the Voting Power become an Interested Shareholder solely as a result of either of the following: (1) a reduction in the number of shares of outstanding Voting Stock, including without limitation a reduction caused by repurchases by the Corporation of outstanding shares of Voting Stock, or (2) an increase of two percent or less in the beneficial ownership of Voting Stock of such person during any 12-month period, provided that such person shall not have become the beneficial owner of more than two percent of the Voting Stock of the Corporation in any prior 12-month period except as a result of the original distribution of the Common Stock of the Corporation to the holders of Teledyne, Inc. Common Stock or pursuant to Clause (1) of this sentence; provided, however, that if any person becomes the Beneficial Owner of 15 percent or more of the Voting Power by reason of share repurchases by the Corporation and thereafter becomes the beneficial owner of any additional Voting Power, except in accordance with Clause (2) of this sentence, such Person shall be deemed to be an Interested Shareholder. For the purposes of determining whether a person is an Interested Shareholder pursuant to this Paragraph 6, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of Paragraph (2) of this Section B but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise.

7.    A “person” shall mean any individual, partnership, firm, corporation or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

8.    “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph (6) of this section B, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

    C.    In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in Paragraph (3) (ii) of section A of this Article SEVEN shall include any shares of capital stock of the Corporation retained by the holders of such shares.

    D.    A majority of the Directors then in office shall have the right to demand, but only if a majority of the Directors then in office shall then consist of Continuing Directors, or, if a majority of the Directors then in office shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who is reasonably believed to be an Interested Shareholder (or holds of record shares of Voting Stock beneficially owned by any Interested Shareholder)

supply the Corporation with complete information as to the (i) record owner(s) of all shares beneficially owned by such person who is reasonably believed to be an Interested Shareholder, (ii) number of and class and series of shares beneficially owned by such person who is reasonably believed to be an Interested Shareholder and held of record by each such record owner and the numbers of the stock certificates evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article SEVEN as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

    E.    Nothing contained in this Article SEVEN shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    F.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Voting Power, voting together as a single class, shall be required to alter, amend or repeal this Article SEVEN; provided, however, that no amendment of this Article SEVEN shall apply to any person who is an Interested Shareholder at the time of the adoption of such amendment.

EIGHT:    In addition to any other considerations which the Board of Directors lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendations to the shareholders of the Corporation, the Board of Directors may in its discretion consider the long term as well as short term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account and weighing as the Directors deem appropriate the effects of such action on employees, suppliers and customers of the Corporation and its Subsidiaries and the effect upon communities in which the offices or other facilities of the Corporation are located and any other factors the Directors consider pertinent.

NINE:        No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such Director derived an improper personal benefit. No amendment to or repeal of this Article NINE shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the DGCL is amended hereafter further to eliminate or limit the personal liability of Directors, the liability of a Director of this Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

TEN:        A.    Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation, or is or was serving (during his or her tenure as Director and/or officer) at the request of the Corporation as a Director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL

(or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such Director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article TEN or otherwise.

    B.    Right of Claimant to Bring Suit. If a claim under Paragraph A of this Article TEN is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (or of its Board of Directors, its Directors who are not parties to the Proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

    C.    Non-Exclusivity of Rights. The rights conferred by this Article TEN shall not be exclusive of any other right which any Director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Corporation's Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested Directors, or otherwise.

    D.    Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:
(1)    the Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and
(2)    the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

    E.    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent permitted by law.

    F.    Effect of Repeal or Modification. Any repeal or modification of this Article TEN shall not change the rights of an officer or Director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

ELEVEN:    The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer as of this 25th day of August, 2011.

KEMPER CORPORATION

By:	/s/ Scott Renwick
Name:	Scott Renwick
Title:	Senior Vice President and General Counsel

CERTIFICATE OF CORRECTION

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

KEMPER CORPORATION

___________________________________________________________

Pursuant to Section 103(f) of the General
Corporation Law of the State of Delaware
___________________________________________________________

Kemper Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The Corporation filed with the Secretary of State of the State of Delaware on August 25, 2011 a Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) that incorrectly omitted reference to and the attachment of the certificate of designations for the Corporation’s Series A Junior Participating Preferred Stock, which was filed with the Secretary of State of the State of Delaware on August 13, 2004 and is attached hereto as Exhibit A (the “Certificate of Designations”).

SECOND: The Restated Certificate of Incorporation is hereby corrected to attach the Certificate of Designations as Exhibit A thereto and to add Subsection D to Article FOUR to read as follows:

D.    The certificate of designations for the Corporation’s series of Preferred Stock designated as Series A Junior Participating Preferred Stock is attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Certificate of Correction was prepared in accordance with the provisions of Section 103(f) of the General Corporation Law of the State of Delaware and has been duly executed this 28th day of August, 2013.

KEMPER CORPORATION

By: /s/ C. Thomas Evans
Name: C. Thomas Evans
Title: Secretary

EXHIBIT A
CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
UNITRIN, INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
We, Scott Renwick, Senior Vice President, and Samuel L. Fitzpatrick, Assistant Secretary, of Unitrin, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on August 4, 2004, adopted the following resolution amending and restating the terms of said Corporation's Series A Junior Participating Preferred Stock:
RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, the terms of the Corporation's Series A Junior Participating Preferred Stock be and hereby are amended and restated in their entirety, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
Section 1. Designation, Par Value and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," the shares of such series shall be with par value of $0.10 per share, and the number of shares constituting such series shall be 100,000.
Section 2. Dividends and Distributions.
(A)Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment

Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.10 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after August 4, 2004 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(C)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
(A)Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C)(i)    If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.
(ii)During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
(iii)Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(iv)In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this

Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(v)Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.
(D)Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(A)Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
(ii)declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
(iv)purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B)In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(C)In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 6th day of August, 2004.

/s/ Scott Renwick
Senior Vice President
Attest:
/s/ Samuel L. Fitzpatrick
Assistant Secretary